EXHIBIT 5.1

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Telephone (650) 493-9300 Facsimile (650) 493-6811

August 21, 2003

Pain Therapeutics, Inc.

416 Browning Way

South San Francisco, CA 94080

RE: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on August 22, 2003 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of up to 8,797,500 shares of Common Stock of Pain Therapeutics, Inc. (the “Shares”). As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken in connection with said sale and issuance of the Shares.

It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of various states, where required, the Shares when issued and sold in the manner referred to in the Registration Statement will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI

WILSON SONSINI GOODRICH & ROSATI Professional Corporation